Exhibit 3.1

SECOND AMENDMENT TO AMENDED AND RESTATED CERTIFICATE OF

INCORPORATION

OF

TEXAS ROADHOUSE, INC.,

a Delaware corporation

The undersigned, Christopher C. Colson, being the Corporate Secretary of Texas Roadhouse, Inc., a corporation duly organized and existing under and by virtue of the General Corporation Law of Delaware (the “Corporation”), hereby certifies that:

ONE: At a meeting of the Board of Directors of the Corporation, resolutions were duly adopted setting forth proposed amendments (the “Amendments”) to the Corporation’s Amended and Restated Certificate of Incorporation (the “Certificate”), declaring such Amendments to be advisable, and calling a meeting of the stockholders of the Corporation for consideration thereof.

TWO: The Amendments have been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of Delaware by obtaining the approval of a majority vote of the outstanding stock of each class entitled to vote thereon in favor of the Amendments, in the manner set forth in Section 222 of the General Corporation Law of Delaware.

NOW THEREFORE, the Certificate is hereby amended by amending and restating Article IV, Article VI, and Article XII in their entirety as follows:

ARTICLE IV

Capital Stock

The Corporation shall have the authority to issue One Hundred Million (100,000,000) shares of $0.001 par value Common Stock (the "Common Stock"), and One Million (1,000,000) shares of $0.001 par value Preferred Stock (the "Preferred Stock"). The number of authorized shares of any class or classes of stock may be increased or decreased (but not below the number of shares thereof outstanding) by the affirmative vote of the holders of a majority of the voting power of the stock of the Corporation entitled to vote, irrespective of Del. Code Ann. tit. 8, Section 242(b)(2).

A statement of the designations of each class and the powers, preferences and rights, and qualifications, limitations or restrictions thereof is as follows:

A.            Common Stock

(1)            Dividends. The holders of Common Stock shall be entitled to receive dividends if, as and when declared from time to time by the Board of Directors.

(2)            Liquidation. In the event of the voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up of the Corporation, the holders of Common Stock shall be entitled to receive all the assets of the Corporation of whatever kind available for distribution to stockholders, after the rights of the holders of the Preferred Stock have been satisfied.

(3)            Voting. Each holder of Common Stock shall be entitled to one vote for each share of Common Stock held as of the applicable date on any matter that is submitted to a vote or for the consent of the stockholders of the Corporation.

B.             Preferred Stock

The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is expressly authorized, by resolution adopted and filed in accordance with law, to fix the number of shares in each series, the designation thereof, the powers (including voting powers, full or limited, if any), the preferences and relative participating, optional or other special rights thereof, and the qualifications or restrictions thereon, of each series and the variations in such voting powers (if any) and preferences and rights as between series. Any shares of any class or series of Preferred Stock purchased, exchanged, converted or otherwise acquired by the Corporation, in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock, without designation as to series, and may be reissued as part of any series of Preferred Stock created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth in this Certificate of Incorporation or in such resolution or resolutions.

ARTICLE VI

Limitation of Liability

No director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer (as applicable); except for liability: (a) as a director or officer, for any breach of such director’s or officer’s duty of loyalty to the Corporation or its stockholders; (b) as a director or officer, for any acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (c) as a director, under Section 174 of the General Corporation Law of the State of Delaware; (d) as a director or officer, for any transaction from which the director and/or officer (as applicable) derived an improper personal benefit; or (e) as an officer, in any action by or in the right of the corporation. If the General Corporation Law of the State of Delaware shall be amended to permit further elimination or limitation of the personal liability of directors and/or officers (as applicable), then the liability of a director and/or officer (as applicable) of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware as so amended. Any repeal or modification of this Article VI by the stockholders of the Corporation shall not adversely affect any right or protection of a director and/or officer (as applicable) of the Corporation existing at the time of, or increase the liability of any director and/or officer (as applicable) of the Corporation with respect to any acts or omissions occurring prior to, such repeal or modification.

ARTICLE XII

Reservation of Rights

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by the General Corporation Law of Delaware, and all rights conferred upon stockholders herein are granted subject to this reservation above.

IN WITNESS THEREOF, the undersigned Christopher C. Colson, being the Corporate Secretary of the Corporation, does hereby further certify that the facts hereinabove stated are truly set forth, and accordingly, affixes his signature hereto as of this 16th day of May, 2024.

/s/ Christhoper C. Colson
Christopher C. Colson, Corporate Secretary